Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 19, 2016 Dear Shareholder: 1. Under the Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for our 2016 Annual Meeting of Shareholders are available on the Internet or by mail (as set forth below). This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. 2. The Proxy Statement and Annual Report to Shareholders are available at: https://www.proxyvote.com. 3. If you want to receive a paper or e-mail copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before May 1, 2016, to facilitate timely delivery. The 2016 Annual Meeting of Shareholders of Gentex Corporation (the “Company”) will be held at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan, on Thursday, May 19, 2016, at 4:30 p.m. EDT. Only shareholders who owned stock at the close of business on the record date, March 21, 2016 (the “Record Date”), may vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting that may take place. Proposals to be voted on at the Annual Meeting are listed below along with the Board of Directors’ recommendations. The Board of Directors recommends that you vote FOR the following proposals: 1. Election of nine directors: Fred Bauer Pete Hoekstra Richard Schaum Leslie Brown James Hollars Frederick Sotok Gary Goode John Mulder James Wallace 2. To ratify the appointment of Ernst & Young LLP as the Company's auditors for the fiscal year ended December 31, 2016. 3. To approve, on an advisory basis, the compensation of the Company's named executive officers. 4. To transact any other business that may properly come before the meeting or any adjournment thereof.

2 This Notice also constitutes notice of the 2016 Annual Meeting of Shareholders of the Company. You may access the following proxy materials at https://www.proxyvote.com: •g1 Notice of the 2016 Annual Meeting of Shareholders; •g1 Company's 2016 Proxy Statement; •g1 Company's Annual Report to Shareholders for the year ended December 31, 2015; and •g1 Proxy Card or Voting Instruction Form. You may access your proxy materials and proxy card online by providing the 16-digit control number printed on the box marked by the arrow. If you prefer a paper or e-mail copy of the proxy materials, you may request one by sending an e-mail to sendmaterial@proxyvote.com, calling 1-800-579-1639, or by making a request online at https://www.proxyvote.com. You will have the opportunity to make a request to receive paper or e-mail copies for all future meetings or only for the 2016 Annual Meeting of Shareholders. Shareholders of record as of the Record Date are encouraged and cordially invited to attend the 2016 Annual Meeting of Shareholders. Directions to attend the Annual Meeting where you may vote in person can be found in our proxy materials on our website at http://ir.gentex.com. BR371901-0316-NOTAV